Exhibit 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens: (313) 871-8400

Caraco Pharmaceutical - Aaron Miles: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories Ltd. Reports Record Results for the Fourth Quarter and Fiscal Year 2008

DETROIT, Michigan, May 29, 2008 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the fourth quarter and the year ended March 31, 2008 (Fiscal 2008), of $191.8 million and $350.4 million, respectively, as compared to $32.7 million and $117.0 million for the corresponding periods of Fiscal 2007. Net income grew to $11.5 million and $35.4 million for the fourth quarter and Fiscal 2008, respectively, as compared to net income of $9.5 million and $26.9 million during the corresponding periods of Fiscal 2007. The annual net income of $35.4 million for Fiscal 2008 was a record for the Company.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “Our sales results for the fourth quarter are due in large part to the product launch of pantoprazole as part of our distribution and sale agreement with Sun Pharmaceutical Industries, Limited. (Sun Pharma) for Paragraph IV products. Due to the size of this launch, this level of sales may not be sustainable in the subsequent quarters. In Fiscal 2008, our continued top line growth was primarily due to increased marketing of products distributed on behalf of Sun Pharma along with continued growth in the Company’s manufactured products. In Fiscal 2007, we entered into a definitive agreement to market Sun Pharma Abbreviated New Drug Applications (ANDAs) that are either approved or awaiting approval at the U.S. Food and Drug Administration (FDA). In addition, in Fiscal 2008, the Company entered into a three-year distribution and sale agreement with Sun Pharma to distribute Paragraph IV products that have been filed under the Paragraph IV certification process with the FDA. Sun Pharma is not required to offer Caraco products under these agreements, however, Caraco has the exclusive right to market any products offered by Sun Pharma and accepted by Caraco under these agreements.”

Mr. Movens added, “Pantoprazole, which was launched during the fourth quarter, and oxcarbazepine, which was launched during the third quarter, were the most recent significant drivers of our sales. Excluding oxcarbazepine and pantoprazole sales, our base business continued to experience growth throughout Fiscal 2008. We had gained seventeen new product approvals throughout the year of both Caraco and Sun Pharma products to complement our portfolio of existing products.”

“Our strategy remains to grow the business appropriately by utilizing all of our diverse paths of development. The weight of distributed product sales has significantly increased during Fiscal 2008 due to recent launches, which will most likely continue on a short-term basis. Overall, we are pleased with the direction of the Company and our continued focus on executing Caraco’s business plan is a major factor in the Company’s success.”

Fourth Quarter and Fiscal 2008 Results

During the fourth quarter and Fiscal 2008, net sales rose to a record $191.8 million and $350.4 million, respectively, from $32.7 million and $117.0 million for the corresponding periods of Fiscal 2007. Gross profit during the relevant periods improved to $27.5 million and $84.7 million, as compared to $15.4 million and $57.8 million for the corresponding periods of Fiscal 2007, reflecting an increase of 79% and 47%, respectively. The increase in gross profit was due to higher sales, primarily of distributed products, including new launches of Paragraph IV products, under the agreements with Sun Pharma.

The gross profit margin decreased to 24% in Fiscal 2008 from 49% in Fiscal 2007. The decrease was primarily due to the weight of increased sales of distributed products versus the sales of manufactured products, which had an impact on the overall margins. Net sales for distributed products during Fiscal 2008 were $225.1 million compared to $4.6 million for Fiscal 2007. The gross profit margin on other than Paragraph IV distributed products sold was 14% and 30% for Fiscal 2008 and Fiscal 2007, respectively. The current margins are near our expectations for other than Paragraph IV distributed products. Products that are part of the Paragraph IV distribution and sale agreement currently earn a gross profit margin of 8%. Net sales for manufactured products were $125.3 million during Fiscal 2008 compared to $112.4 million for Fiscal 2007. The gross profit margin for manufactured products was 49% for Fiscal 2008, as compared to 50% for Fiscal 2007.

Mr. Movens stated, “Manufactured product margins have remained fairly stable yet are slightly lower, primarily due to overall erosion in sales prices partially offset by sales of our product mix. We are hopeful that these margins continue as we manage, among other things, various factors such as changes in product sales mix, the balance of product sold to the various classes of trade, new product launches and continued price erosion. As anticipated, the distribution margins, as a percentage of sales, were in the mid-teens excluding Paragraph IV products. We can not determine the weight of distributed product sales versus manufactured product sales in any given period, as it depends on our ability to gain market share on each product, and is relative to when the FDA approves any given product in either category of product and the revenue potential of that product once it has been approved.”

Selling, general and administrative (SG&A) expenses for the fourth quarter and Fiscal 2008 were $4.2 million and $14.3 million, respectively, compared to $2.8 million and $9.9 million for the corresponding periods of Fiscal 2007, representing an increase of 50% and 44% in the respective periods. The increase was mainly due to higher marketing and administrative efforts relative to the increase in sales. SG&A expenses, as a percentage of net sales improved to 4% for fiscal 2008, as compared to 8% for Fiscal 2007.

Total research and development (R&D) expenses for the fourth quarter and Fiscal year 2008 were $5.9 million and $29.7 million, respectively, as compared to $3.8 million and $22.4 million during the corresponding periods of Fiscal 2007. Actual cash R&D expenses were $5.9 million and $18.4 million for the fourth quarter and Fiscal 2008, as compared to $3.8 million and $10.6 million for the corresponding periods of Fiscal 2007. We incurred non-cash R&D expenses (technology transfer cost) of $11.3 million for the 1,088,000 shares of preferred stock for two product transfers during Fiscal 2008 as compared to $11.8 million for the 1,632,000 shares of preferred stock for three product transfers during Fiscal 2007. There were no non-cash R&D expenses during the fourth quarter of Fiscal 2008 or Fiscal 2007. The cash R&D expenses during Fiscal 2008 were higher compared to those during Fiscal 2007 primarily due to increased patent related expenses, increased R&D activity, including milestone payments for outside development and increases in other expenses in an effort to file additional products with the FDA. We filed eight ANDAs or seven products with the FDA during Fiscal 2008. This brings our total number of ANDAs pending approval by the FDA to 27 (including four tentative approvals) or 19 products.

Mr. Movens stated, “We generated cash from operations of $27.8 million during Fiscal 2008, compared to $27.9 million in Fiscal 2007. Our working capital continues to improve. At March 31, 2008, we had working capital of $104.5 million compared to working capital of $76.2 million at March 31, 2007. The increase in working capital in Fiscal 2008 is due to an increase in accounts receivable, an increase in inventory balances resulting from higher sales volumes, a build up of inventory for Paragraph IV products recently launched and an increase in prepaids due to an increase in a contractual deposit with a certain customer, partially offset by higher accounts payable balances related to the higher inventory levels. We believe inventory, though considerably higher than previous quarters are realizable. Additionally, we have available a $10.0 million line of credit obtained through JP Morgan Chase Bank, N.A. which would allow us flexibility in expansion efforts to increase our capacity over the next few years.”

Mr. Movens said, “As we have previously disclosed, we have implemented development strategies with various third parties both domestic and abroad, in addition to the Sun Pharma products agreements that will complement both the Caraco and Sun Pharma development pipeline. We also anticipate additional development agreements will be entered into in order to eliminate any future gaps in our calendar of approvals that we anticipate from the FDA. We expect these agreements to continue to remain key contributors to our business in addition to our own internal product development, which we continue to fortify by adding formulators to our own research and development team and increasing the number of products we have in development.”

Mr. Movens stated, “Our expansion of our facilities should be completed prior to the end of calendar year 2008. This manufacturing facility along with our new distribution facility which we recently leased should provide the capacity we need to supply our customers effectively. Our training and succession planning is being enhanced to support our growth and predict future operational efficiencies. We are working with local universities and technical schools in order to provide the proper talented employees required to perform in a highly regulated business. This should create and solidify the pool of personnel required at all levels of the company to support our growth and provide careers for the local economy. We anticipate improved productivity as our staff continues to increase their experience in their respective positions.”

“Our internal efforts, combined with Sun Pharma in developing new products have also picked up momentum and this should permit us to grow at the level of our guidance as provided below. Based on our current distribution and sale and marketing agreements with Sun Pharma and our internal portfolio of products and future approved products, we believe we will achieve 25% growth in sales for Fiscal 2009, compared to Fiscal 2008,” added Mr. Movens

“The Company intends to aggressively move forward with the development of new products. While the development of new products will increase our cash R&D expense and impact EPS, we believe that we will continue to have the cash and other means available to meet increased working capital requirements, fund anticipated Paragraph IV certification litigation legal expenses, and finance further capital investments. Product development is a critical element in meeting expectations in the future,” Mr. Movens concluded.

This press release should be read in conjunction with our Form 10-K, which provides more detailed information on the results of Fiscal 2008.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, including Item 1A to the Corporation’s annual report on Form 10-K, and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

STATEMENTS OF INCOME

	Year Ended March 31,		Quarter Ended March 31,

	2008	2007	2008	2007

Net sales	$350,366,689	$117,027,016	$191,751,849	$32,738,713
Cost of goods sold	265,651,539	59,242,858	164,205,690	17,327,837

Gross profit	84,715,150	57,784,158	27,546,159	15,410,876

Selling, general and administrative expenses	14,322,140	9,880,674	4,162,271	2,774,778
Research and development costs - affiliate	11,320,640	11,761,280	—	—
Research and development costs other	18,366,306	10,590,643	5,889,353	3,812,439

Operating income	40,706,064	25,551,561	17,494,535	8,823,659

Other income
Interest expense	—	(28,194)	—	—
Interest income	1,832,409	1,081,208	411,679	464,886
Loss on sale of equipment	(144,551)	(5,106)	(140,130)	(5,106)
Other income	—	258,652	—	218,756

Other income	1,687,858	1,306,560	271,549	678,536

Net income before income taxes	42,393,922	26,858,121	17,766,084	9,502,195
Income taxes	7,005,817	—	6,287,191	—

Net income	$35,388,105	$26,858,121	$11,478,893	$9,502,195

Net income per common share
Basic	1.19	1.02	0.37	0.36
Diluted	0.96	0.72	0.29	0.25

Weighted number of Shares
Basic	29,656,624	26,447,312	31,043,072	26,447,312
Diluted	37,043,634	37,254,780	39,017,023	37,692,295